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Exhibit (a)(2)
Press Release

CONTACT:
Mike Zellner	Tyler Painter
Wind River	Wind River
510-749-2750	510-749-2551
mike.zellner@windriver.com	tyler.painter@windriver.com

FOR IMMEDIATE RELEASE

Wind River
Announces Voluntary Employee Stock Option Exchange Program

ALAMEDA, Calif.—(BUSINESS WIRE)—March 21, 2003—Wind River Systems, Inc. (Nasdaq: WIND), the worldwide market leader in embedded software and services, today announced a voluntary stock option exchange program for its eligible employees. Participating Wind River employees have the opportunity to cancel outstanding options to purchase up to approximately 7.7 million shares of Wind River common stock with exercise prices equal to or greater than $11.00 per share in exchange for new options to be granted on a date at least six months and one day following the date when Wind River cancels the exchanged options.

The number of new option shares employees receive will depend on the exercise price of the exchanged option and the applicable exchange ratios, which are set at 3 to 1, 2 to 1 and 4 to 3. The exercise price of the new options will be the closing price of the company's common stock on the trading day prior to the new grant date. Wind River commenced the exchange offer today and currently expects to end it on Thursday, April 17, 2003. The company therefore expects the new option grant date to be sometime in late October 2003, but no later than November 30, 2003 unless the expiration date of the offer is extended. The company does not expect that the stock option exchange program will result in a compensation charge to its financial statements. Members of the board of directors, including the chairman of the board and the chief executive officer, are not eligible to participate in the program. The terms and conditions of the stock option exchange program are contained in a Tender Offer Statement on Schedule TO that Wind River filed with the Securities and Exchange Commission today.

The Tender Offer Statement (including an Offer to Exchange, a related Election Form, Withdrawal Form and other offer documents) contains important information and all eligible employees should read all of the offer documents carefully before deciding whether or not to exchange their options in the offer. The Offer to Exchange, the related Election Form, Withdrawal Form and certain other offer documents will be made available to all holders of eligible Wind River options, at no expense to them. The Tender Offer Statement (including the Offer to Exchange, the related Election Form, Withdrawal Form and all other offer documents filed with the Securities and Exchange Commission) will also be available for free at the Securities and Exchange Commission's Web site at www.sec.gov.

Wind River Announces Voluntary Employee Stock Option Exchange Program

About Wind River

Wind River is the worldwide leader in embedded software and services. The company provides market-specific embedded platforms that integrate real-time operating systems, development tools and technologies. Wind River's products and professional services are used in multiple markets including aerospace and defense, automotive, digital consumer, industrial, and network infrastructure. Wind River provides high-integrity technology and expertise that enables its customers to create superior products more efficiently.

Founded in 1981, Wind River is headquartered in Alameda, California, with operations worldwide. To learn more, visit Wind River at http://www.windriver.com or call Wind River at 1-800-872-4977.

Wind River Systems and the Wind River Systems logo are trademarks of Wind River Systems, Inc., and WIND RIVER is a registered trademark of Wind River Systems, Inc.

Certain statements in this press release, including those related to the expected new option grant date and certain other statements regarding the stock option exchange program, constitute forward-looking statements, which are subject to risks and uncertainties. Such risks include those risk factors specifically relating to the stock option exchange program as set forth in the "Offer to Exchange Certain Outstanding Options for New Options" filed on March 21, 2003 as exhibit (a)(1)(A) to the Wind River Tender Offer Statement on Schedule TO, as well as the other risks and uncertainties more fully described in the company's filings with the Securities and Exchange Commission, including its Annual Report filed on Form 10-K for the year ended January 31, 2002, and its quarterly reports on Form 10-Q. The company does not undertake to update any forward-looking statements.

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Wind River Announces Voluntary Employee Stock Option Exchange Program